UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2024

FIVE BELOW, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Market Street
Suite 300
Philadelphia, PA 19106
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 546-7909

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FIVE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 16, 2024, Five Below, Inc. (the “Company”) announced the appointment of Kenneth Bull and Thomas Vellios as its Interim President & Chief Executive Officer and Interim Executive Chairman, respectively.

On July 30, 2024, to encourage the retention and continued focus of the Company’s key employees, the Company’s Board of Directors (the “Board”) and its Compensation Committee (the “Committee”) implemented a retention program and approved certain compensation adjustments. The retention awards and compensation adjustments approved for the Company’s named executive officers (other than Mr. Bull) are described below. The retention awards and compensation adjustments approved for Messrs. Bull and Vellios are described in a separate Current Report on Form 8-K/A filed on the same date as this report.

Special Retention Awards

The Board and the Committee approved the grant of a special retention award to each of Michael Romanko, the Company’s Chief Merchandising Officer, Kristy Chipman, the Company’s Chief Financial Officer, George Hill, the Company’s Chief Retail Officer, and Eric Specter, the Company’s Chief Administrative Officer. Each executive’s special retention award is valued at $1.5 million and includes both a cash portion and an equity portion.

The cash portion of each special retention award (which comprises 20% of the total award value) allows the executive to earn a one-time payment of $300,000 if he or she continues in service with the Company through the end of fiscal year 2024. If earned, such amount will be paid in March 2025.

The equity portion of each special retention award (which comprises 80% of the total award value) is in the form of restricted stock units (“RSUs”). Each such RSU award relates to a number of shares of the Company’s common stock determined by dividing $1,200,000 by the closing price of the Company’s common stock on August 1, 2024, the grant date of the award. The awards vest as follows: 25% on the first anniversary of the grant date, 25% approximately 1.5 years following the grant date, and 50% on the second anniversary of the grant date, in each case subject to the executive’s continued service with the Company through the applicable vesting date. The vesting of the award will accelerate if the executive’s service ceases (i) due to his or her death or disability, or (ii) within one year following a change in control of the Company, due to either a termination by the Company without cause or a resignation by the executive with good reason.

Base Salary Adjustments

In addition, the Board and the Committee approved an increase in Mr. Romanko’s annual base salary from $750,000 to $800,000, and an increase in Ms. Chipman’s annual base salary from $650,000 to $700,000.

Special PRSU Award to Mr. Romanko

Finally, the Board and the Committee approved a special performance-based restricted stock unit (“PRSU”) award to Mr. Romanko. The special PRSU award relates to a target number of shares of the Company’s common stock determined by dividing $1,000,000 by the closing price of the Company’s common stock on the grant date of the award. The number of shares ultimately earned in respect of this award will vary from zero to 200% of the target number of shares, depending on the Company’s achievement of specified performance goals during the final quarter of fiscal year 2024 (with respect to 50% of the award) and the first two quarters of fiscal year 2025 (with respect to 50% of the award). To vest and receive payment in respect of any earned portion of the award, Mr. Romanko must generally remain in service with the Company until the end of the applicable performance period. However, if prior to the end of a performance period Mr. Romanko’s service ceases due to his death or disability or a change in control of the Company occurs, any portion of the award subject to an incomplete performance period will then vest at the target level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2024	Five Below, Inc.

	By:	/s/ Kristy Chipman
	Name:	Kristy Chipman
	Title:	Chief Financial Officer & Treasurer